Exhibit 99.3

601 East Beardsley Avenue, Elkhart, Indiana 46514-3305

Fourth Quarter 2017 Investor Questions & Answers

Forward Looking Statements

This release includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material or chassis supply restrictions, the level of warranty claims incurred, legislative, regulatory and tax policy developments, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, the potential impact of rising interest rates on the general economy and specifically on our dealers and consumers, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, a shortage of necessary personnel for production, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strength of the U.S. dollar on international demand, general economic, market and political conditions and other risks and uncertainties including those discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2017.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Executive Overview:

•	Record fourth-quarter sales of $1.93 billion up 49.7%
•	Record quarterly net income of $119.5 million rose 44.3%
•	Diluted EPS of $2.26 per share, up 43.9% compared to $1.57 per share in the prior year
•	Consolidated Recreational Vehicle (RV) backlogs nearly doubled to $2.33 billion from fiscal 2016 fourth quarter of $1.20 billion, driven by continued strong consumer demand for Thor’s affordably-priced travel trailers and motorhomes
•	Cash flow generated from operations increased by 22.9% for the full fiscal 2017 year from the prior year, which was utilized for investments in numerous capital projects, increasing our return of cash to shareholders through an increased dividend per share and making payments to reduce our outstanding debt balance
•	Economic conditions remain favorable for continued industry growth

Financial Highlights:

As of or for the years ended July 31

Net Sales
(Continuing Ops.,
$ millions)
5-year CAGR: 22.4%
$2,640
$3,242
$3,525
$4,007
$4,582
$7,247
FY12
FY13
FY14
FY15
FY16
FY17

Diluted EPS
(Continuing Ops.)
5-year CAGR: 27.9%
$2.07
$2.86
$3.29
$3.79
$4.91
$7.09
FY12
FY13
FY14
FY15
FY16
FY17

Operating Cash Flow
($ millions)
5-year CAGR: 28.7%
$118.8
$145.1
$149.3
$247.9
$341.2
$419.3
FY12
FY13
FY14
FY15
FY16
FY17

Debt
($ millions)
$360.0
$145.0
FY16
FY17

Backlog
($ millions)
+94.8%
$1,196.8
$2,331.8
FY16
FY17

Fourth Quarter Operating Results:

Q	What were Thor’s sales and gross margin for the fourth quarter? What was the impact on those results from the Jayco acquisition?

A	We again posted strong growth in revenues, both organically and from acquisitions, in the fourth quarter of fiscal 2017, with double-digit organic growth in both segments – Towables and Motorized. Since Jayco was acquired on June 30, 2016, one month of activity related to Jayco is included in the results for the fourth quarter of 2016 and three months of Jayco activity is included in the results for the fourth quarter of 2017. For the quarter, Towable sales increased 46.5%, with Jayco accounting for 28.8% of the increase, and Motorized sales increased 65.8%, with Jayco accounting for 41.9% of the increase. Consolidated sales increased 49.7% for the quarter, with Jayco accounting for 30.9% of the increase. Consolidated gross profit for the quarter increased 34.9%, with Jayco accounting for 28.3% of the increase. The impact from the Jayco acquisition is further illustrated below:

$000s	4Q17	4Q16	% of Total Change
Towable Revenue ex. Jayco	$1,054,914	$884,211	17.7%
Jayco Revenue	353,263	76,877	28.8%
Total Towable Revenue	$1,408,177	$961,088	46.5%

Motorized Revenue ex. Jayco	$334,816	$265,020	23.9%
Jayco Revenue	150,341	27,634	41.9%
Total Motorized Revenue	$485,157	$292,654	65.8%

Total Revenue ex. Jayco	$1,431,068	$1,188,125	18.8%
Jayco Revenue	503,604	104,511	30.9%
Total Revenue	$1,934,672	$1,292,636	49.7%

Gross Profit ex. Jayco	$229,254	$214,529	6.6%
Jayco Gross Profit	72,034	8,821	28.3%
Total Gross Profit	$301,288	$223,350	34.9%

Note: For the chart above, and all charts included in this document with a header labeled “% of Total Change”, the %’s reflect the % of the total change attributable to each group – Organic Thor or Jayco.

	4Q17	4Q16	YOY Change in %
Gross Margin % ex. Jayco	16.0%	18.1%	-2.1%
Jayco Gross Margin %	14.3%	8.4%	5.9%
Total Gross Margin %	15.6%	17.3%	-1.7%

Q	Thor reported very strong, consolidated sales growth of 49.7% for the fourth quarter of 2017 over the sales of the fourth quarter of 2016. What drove this performance?

A	Both organic growth and the strong contribution from Jayco contributed to Thor’s fourth quarter revenue growth. Both segments on an organic basis considerably outperformed the industry, primarily because of our continued focus on smaller travel trailers and more affordable Class A gas and Class C motorhomes.

While we had only two incremental months of Jayco sales and gross margin contribution in the fiscal 2017 fourth quarter compared to the full three months of incremental impact in the first three quarters of fiscal 2017, the overall contribution from Jayco for the quarter was still very substantial. As a reminder, Jayco’s results will not be reported separately beginning in fiscal 2018.

Q	Thor’s gross margin for the fourth quarter was 15.6% compared to 14.6% for the third quarter. What drove the improvement?

A	Our business does not lend itself to meaningful sequential analysis because our demand and production is cyclical. The shifts in our production to meet these demands defines key elements of our margin experience, and they shift, sometimes materially, from quarter to quarter. Consequently, we believe a year-over-year analysis is much more telling. That said, we had significant improvement in Jayco’s margins over the last 4 quarters from various management actions that have impacted virtually all areas of their business. We expect Jayco’s margins to continue to improve over time.

Q	Your fourth-quarter gross margins, excluding Jayco, have decreased on a year-over-year basis, what is causing this decline?

A	We made a strategic decision to shift our product mix to capitalize on the areas of the market and the products in highest demand – namely, affordably-priced, entry-level travel trailers and motorhomes, which typically carry lower gross margins. While this decision benefits the near term by capturing immediate revenue opportunities, we also view this move as a highly strategic one with favorable long-term implications. Much of the demand for these products is coming from younger customers and those new to the industry. New RV customers historically have become long term RVers and tend to trade up to larger RVs over time.

Like recent quarters, we also incurred a modest increase in labor costs from the tight labor market around Elkhart, IN, where we make the majority of our products. We expect the tight labor market to continue over the next few quarters.

Q	What was the nature and amount of operating expenses recognized in the fourth quarter that were directly related to the Jayco acquisition?

A	In the fourth quarter of fiscal 2017, we incurred amortization expense related to the Jayco acquisition of approximately $10.0 million, which included amortization of intangible assets such as dealer network and tradenames, compared to $4.5 million of Jayco amortization expense incurred in the fourth quarter of fiscal 2016. The fourth quarter of fiscal 2016 also included purchase accounting adjustments which reduced gross profit $2.2 million.

Q	Thor reported net income growth of 44.3% for the fiscal 2017 fourth quarter. What drove this performance?

A	Both organic growth and accretion from the Jayco acquisition drove Thor’s strong bottom-line performance in the fiscal fourth quarter. Jayco’s management team made further progress in improving its operations through the sharing of best practices and implementation of continuous process improvement that resulted in improved gross margins.

Q	What were Thor’s unit sales for the fourth quarter and what was the impact of Jayco?

A	For the quarter, Towable unit sales increased 55.3%, with Jayco accounting for 32.8% of the increase, and Motorized unit sales increased 56.9%, with Jayco accounting for 30.8% of the increase. The impact from Jayco on Towable and Motorized unit volumes is further illustrated below and reflects one month of activity in the fourth quarter of 2016 and three months of activity for the fourth quarter of 2017:

	4Q17	4Q16	% of Total Change
Towable Unit Sales ex. Jayco	42,285	33,865	22.5%
Jayco Unit Sales	15,868	3,577	32.8%
Total Towable Unit Sales	58,153	37,442	55.3%

Motorized Unit Sales ex. Jayco	4,545	3,554	26.1%
Jayco Unit Sales	1,411	243	30.8%
Total Motorized Unit Sales	5,956	3,797	56.9%

Q	How does Thor’s fourth quarter unit sales performance compare to the industry’s performance over the same period?

A	Our organic Towable unit sales increased 8,420 units or 24.9%, from 33,865 units to 42,285 units, for the quarter ended July 31, 2017, well ahead of industry growth of 19.2% for the same period based on industry data from the RVIA for July. Our organic Motorized unit sales increased 991 units or 27.9%, from 3,554 units to 4,545 units for the quarter, materially surpassing industry growth of 15.0% for the same period. Our considerable outperformance of the industry in both segments during the quarter was primarily the result of our continued focus on those areas of the market with the strongest consumer demand, namely smaller travel trailers and more affordable Class A gas and Class C motorhomes.

Q	Backlog as of July 31, 2017, is up significantly compared to July 31, 2016. What’s driving the increase and do you have the capacity to fulfill demand?

A	Backlogs have increased because of the positive reception by dealers and consumers of the products we introduced over the past year, particularly the more affordably-priced travel trailers and motorhomes, along with sustained industry growth driven in large part by new consumers adopting the RV lifestyle.

	4Q17	4Q16	YOY % Change
Total Towable Backlog	$1,416,240	$735,085	92.7%

Total Motorized Backlog	915,559	461,762	98.3%

Total Backlog	$2,331,799	$1,196,847	94.8%

We remain strongly focused on matching our capacity with the growing demand for our products, while appreciating the cyclical nature of our industry. In fiscal 2017, we took a number of actions to increase our capacity, including organic process improvements, realignment of existing facilities, acquisitions of facilities, and new plant construction. During fiscal 2017 we completed expansion projects at Keystone, Jayco, Heartland, Airstream and Thor Motor Coach. We also have capacity expansions currently in process or contemplated for fiscal 2018 at all of our subsidiaries. These projects will enable us to meet the growing demand for our products. We invested $115 million in capital expenditures during fiscal 2017 and expect to invest approximately $175 million in capital expenditures in fiscal 2018.

As we look ahead, we see continued growth in both the demand in our industry, and for Thor’s products specifically. Management remains committed to balancing financial prudence with the goals of our strategic plan, as we endeavor to best position Thor to seize the opportunities presented by the demand for our products and our growing market.

Q	Do backlog orders represent firm orders?

A	Yes. We make every effort to ensure that the orders in backlog are firm.

Q	Dealer inventories are up approximately 16%. What is driving the growth in dealer inventory? Are you concerned that there may be too much inventory in the channel?

A	The growth in dealer inventory is in line with current retail and wholesale activity, and no, we are not concerned. We believe our current dealer inventory levels are generally appropriate for industry conditions, with a number of our dealers indicating that their inventory levels are lower than they would like, particularly with the recent added consumer demand for units created by the recent hurricanes in Texas and Florida.

Year-to-Date Operating Results:

Q	What were Thor’s results for fiscal 2017? What was the impact on those results from the Jayco acquisition?

A	Fiscal 2017 was a fantastic year for Thor, as we posted strong growth in revenues, both organically and from acquisitions, with double-digit organic growth in both Towables and Motorized. Since Jayco was acquired on June 30, 2016, fiscal 2017 results include a full year of Jayco activity, while only one month of Jayco activity is reflected in the fiscal 2016 results. For the year, Towable sales increased 53.6%, with Jayco accounting for 37.7% of the increase, and Motorized sales increased 80.2%, with Jayco accounting for 50.8% of the increase. Consolidated sales increased 58.2% for the year, with Jayco accounting for 39.6% of the increase. Consolidated gross profit for the year increased 43.7%, with Jayco accounting for 29.2% of the increase. The impact from the Jayco acquisition is further illustrated below:

$000s	FY17	FY16	% of Total Change
Towable Revenue ex. Jayco	$3,792,955	$3,261,782	15.9%
Jayco Revenue	1,334,536	76,877	37.7%
Total Towable Revenue	$5,127,491	$3,338,659	53.6%

Motorized Revenue ex. Jayco	$1,387,443	$1,066,616	29.4%
Jayco Revenue	584,023	27,634	50.8%
Total Motorized Revenue	$1,971,466	$1,094,250	80.2%

Total Revenue ex. Jayco	$5,328,393	$4,477,601	18.6%
Jayco Revenue	1,918,559	104,511	39.6%
Total Revenue	$7,246,952	$4,582,112	58.2%

Gross Profit ex. Jayco	$822,712	$717,504	14.5%
Jayco Gross Profit	220,871	8,821	29.2%
Total Gross Profit	$1,043,583	$726,325	43.7%
	FY17	FY16	YOY Change in %
Gross Margin % ex. Jayco	15.4%	16.0%	-0.6%
Jayco Gross Margin %	11.5%	8.4%	3.1%
Total Gross Margin %	14.4%	15.9%	-1.5%

Q	The Jayco acquisition passed its first anniversary as of June 30, 2017. Has the acquisition of Jayco met your original expectations? Have you seen improvements in their operations since acquisition?

A	The Jayco acquisition has well exceeded our original expectations. Jayco’s revenues for fiscal 2017 increased 30% from their sales level in calendar year 2015, their last full year of operations prior to our purchase of Jayco on June 20, 2016, highlighting their strong growth and the popularity of their products. Even more encouraging, during fiscal 2017 we saw significant improvement in Jayco’s margins. Overall, the transaction has been highly accretive to both sales and earnings.

Q	Your full-year gross margins, excluding Jayco, have decreased on a year-over-year basis, what is causing this decline?

A	As previously noted while addressing the fourth-quarter gross margin decrease, we made a strategic decision to shift our product mix to capitalize on the areas of the market and products in highest demand – namely, more affordably-priced, entry-level travel trailers and motorhomes. While this decision benefits the near term by capturing immediate revenue opportunities, we also view this as a highly strategic one with favorable long-term implications. Much of the demand for these products is coming from younger customers and those new to the industry. New RV customers historically have become long-term RVers and tend to trade up to larger RVs over time.

We also have incurred a modest increase in labor costs because of the tight labor market in Elkhart, where a majority of our products are made. We anticipate this modest increase to continue over the next few quarters as we seek to be competitive in the market, retain the best workers available and provide robust training to new employees.

Q	What were Thor’s unit sales for fiscal 2017 and what was the impact of Jayco on these items?

A	For the fiscal year, Towable unit sales increased 65.6%, with Jayco accounting for 45.8% of the increase, and Motorized unit sales increased 74.7%, with Jayco accounting for 39.2% of the increase. Since we acquired Jayco on June 30, 2016, the impact from Jayco on Towable and Motorized unit volumes reflects one month of activity in fiscal 2016 and 12 months of activity for fiscal 2017:

	YTD FY17	YTD FY16	% of Total Change
Towable Unit Sales ex. Jayco	150,920	125,355	19.8%
Jayco Unit Sales	62,642	3,577	45.8%
Total Towable Unit Sales	213,562	128,932	65.6%

Motorized Unit Sales ex. Jayco	18,479	13,572	35.5%
Jayco Unit Sales	5,654	243	39.2%
Total Motorized Unit Sales	24,133	13,815	74.7%

Q	What was the nature and amount of operating expenses recognized in fiscal 2017 that were directly related to the Jayco acquisition?

A	For fiscal 2017, we incurred purchase accounting adjustments related to the Jayco acquisition that reduced gross profit by approximately $2.6 million, $2.2 million of which was related to the Motorized segment and $0.4 million of which was related to the Towable segment. Amortization for fiscal 2017 relating to the Jayco acquisition was $42.9 million, which included $8.3 million associated with acquired backlog, with the remaining representing amortization of dealer network and tradenames. In fiscal 2016, purchase accounting adjustments reducing gross profit approximated $2.2 million and amortization expense totaled $4.5 million, which included $4.1 million associated with the acquired backlog.

Balance Sheet and Cash Flow:

Q	What payments have you made on the debt facility and what was the average interest rate on borrowings? How much availability existed under the line at July 31, 2017?

A	We paid the debt facility down by $150 million during the fourth quarter, in addition to the $65 million repaid during the first nine months. Our remaining debt balance was $145 million as of July 31, 2017, down from $360 million as of July 31, 2016. As of July 31, 2017, available and unused credit availability under the revolver was $353 million.

Interest on borrowings under the credit facility is variable. During the fourth quarter of fiscal 2017, the weighted-average interest rate on borrowings was 2.73%, while the weighted-average interest rate for the full year was 2.34%.

Subsequent to July 31, 2017, we made additional principal payments on the revolving credit facility totaling $55 million, to bring the current outstanding balance on the credit facility to $90 million. We currently expect to pay off the remaining indebtedness by the end of fiscal 2018.

Q	What was working capital at July 31, 2017 and July 31, 2016? What drove the change in working capital year over year?

A	Working capital at July 31, 2017, was $399.1 million compared to $365.2 million at July 31, 2016. The increase of $33.9 million is primarily a result of a $92.3 million increase in accounts receivable due to the strong increase in sales, an increase in inventory of $56.6 million as a result of additional production facilities and production lines added in fiscal 2017 and an increase in cash on hand of $13.4 million. These increases were partially offset by an increase of $129.4 million in current liabilities, primarily accounts payable.

Q	What are your priorities for cash utilization in the future?

A	Our priorities remain consistent with our strategic objectives. We strive to maintain an adequate cash balance on hand to ensure that we have sufficient resources to respond to opportunities and changing business conditions within the RV industry. We will use cash generated from operations to fund our growth, both organically and through acquisitions, maintain and grow our regular dividends over time and reduce indebtedness. Strategic share repurchases or special dividends as determined by the Board of Directors will also continue to be considered.

In addition to the reduction in indebtedness during fiscal 2017, we increased our quarterly dividend from $0.30 per share to $0.33 per share, and invested over $115 million in capital projects.

Drivers of Demand:

Q	Where are we in the RV cycle? What are the signs that you look for when the industry is about to enter a slowdown?

A	While a number of external factors can impact our industry, we foresee several more years of strong growth driven by the continued cyclical expansion as well as strong secular trends with new consumers entering our market. Favorable demographics, stable economic factors and the growth of the RV customer base suggest that the current strong industry performance should continue for the foreseeable future.

We monitor such general factors as consumer confidence, dealer sentiment and general economic conditions, and specific factors such as our backlog to help determine the health and vibrancy of our industry. This dynamic review leaves us confident that, for the foreseeable future and in the absence of macro events with a contrary impact, we should continue to experience favorable conditions.

Q	What trends are you seeing with regard to new consumers entering the RV market that are driving continued growth in the sector?

A	There are many exciting consumer trends that bode well for the long-term future of the RV industry. Some specific findings of the 2017 North American Camping Report from Kampgrounds of America (KOA) include:

▪	More than 1 million households have started camping each year since 2014 resulting in 3.4 million households becoming new campers over the past three years.
▪	Millennials continue to change the landscape of camping as they account for 31% of the population, but 38% of campers.
▪	In 2016, 18% of millennial campers camped in an RV, while 67% camped in tents – marking a prime target market for Thor to convert tent campers to RVers.
▪	Of new campers in 2016, 26% camped in an RV, up from 18% in 2015, as new campers continued to drive the growth of the RV industry.
▪	New survey data around Generation Z suggests that teens are highly engaged in camping and enjoy spending time outdoors with family and friends, particularly in larger groups.
▪	These trends are supported by some key shifts in consumer travel preferences – including the lower cost of RV vacations, the continued disruption and higher costs of domestic air travel, and the increasing interest in more experiential vacations which often include an outdoor element.

Q	Do you have statistical data supporting the widely stated claim that younger buyers are entering the RV market?

A	Yes – there are a number of sources that are supportive of this fact, including RVIA’s 2016 Industry profile which references a Nielsen research study performed for Go RVing TM that found that the typical RV owner is 45 years old compared to a similar study from 2015 that indicated the typical owner was 48 years old. This study did not distinguish between owners of new versus used units, but is indicative of the reduction in the age of RV consumers. In addition, using data from Statistical Surveys, Inc., we have analyzed annual retail registrations of new RV units from 2013 through July 2017 and noted that the average age of the buyer has decreased from 56 years of age in 2013 to 53 years of age in 2017. Given that approximately 1 million new VINs were registered during this time frame, a 3 year reduction in the average age is a meaningful age reduction over a relatively short period of time.

Q	How does consolidation within the dealer base impact demand for Thor products? Do you anticipate increased pressure on margins as a result of dealer consolidation?

A	Competition for dealers is inherent in our industry. Recent consolidation has not impacted this reality nor do we expect this to change. Thor’s success in developing long-standing relationships with the most productive dealers in the market has been and will always be crucial to its success, with or without further consolidation.

To date, our margins have not been negatively impacted by dealer consolidation. We do not anticipate significant pressure from further consolidation because our dealers appreciate the value that Thor offers, with its breadth of products and brands, people and day-to-day support. Larger dealers in particular value partnering with a company that has the ability to provide a large volume of units within a reasonable time period throughout the year.

Q	How do used RVs impact the demand and pricing for new products?

A	Availability of used RV inventory is currently limited and prices are elevated while new products at the entry level have been priced competitively and contain the features and floorplans consumers are looking for, leading many consumers to buy new rather than used products. Robust demand for used RV inventory also enhances trade-in values, which historically has been one factor that supports consumers who choose to purchase new units every 3-5 years. As a result, a healthy used RV market generally has a positive impact on the overall demand for new RVs.

Q	Some investors have become concerned about the recent slowdown in the auto industry and how that might affect demand for RVs. Do you anticipate the automotive slowdown will negatively impact demand for your products? Secondly, do you believe the factors that have contributed to the automotive slowdown might cause a similar slowdown in the RV industry?

A	No, we do not anticipate the recent slowdown in the automotive industry to negatively impact demand for RVs for a number of reasons. First, more vehicles can now tow RVs than in the past. This is due both to increased towing capacity of cars, light trucks and SUV’s as well as the availability of a wider array of small, lightweight RV products. Secondly, the used RV market is very tight currently, and with numerous entry level RV products of all types available, many buyers are choosing to buy new rather than used RVs. Thirdly, the growth of new consumers being introduced to and enjoying the RV lifestyle is providing strong, wide-based demand for RVs.

No, we do not believe the factors that are currently contributing to the automotive slowdown might cause a similar slowdown in the RV industry. Although certain of the same macro factors, such as consumer confidence, interest rates and employment growth may have an impact on both the automotive and RV industries, the RV industry is different from the automotive industry in several important aspects:

▪	Dealer Network: Unlike the automotive industry, the dealer network in the RV industry is generally non-franchised. This means that dealers have the ability to carry RVs from multiple manufacturers, resulting in a more competitive market. RV dealers generally carry what they believe they can sell within their desired turnover rate.
▪	Product Development: Generally, the RV product development cycle is much shorter than that seen in the automotive industry. RV products are generally refreshed annually, and more significant changes are made every 2-3 years, compared with 3-5 years or longer for automobiles. As a result of this significantly shorter development cycle, RV makers have the flexibility and ability to be responsive to changing or emerging consumer preferences as well as the ability to capitalize on current consumer trends quickly as there is limited production line change-over requirements within the facilities.
▪	Financing: Many companies in the automotive industry have captive finance companies which provide direct inventory financing for dealers, as well as consumer financing to support the purchase of vehicles by end customers. In the RV industry, both wholesale floorplan lending and retail consumer financing are generally handled by third-party lenders who tend to have disciplined lending and collection practices.
▪	Capacity Expansion: In general, meaningful additions to capacity in the automotive industry may take years to complete and require billions of dollars in capital, while capacity increases in the RV industry are often completed in less than a year at a cost well under $10 million for a typical RV production facility.

Q	How are Thor and the RV industry different from other recreational product industries? How do those differences impact demand for your products?

A	Compared with other recreational industries, some of the differences that relate to the automotive industry also apply as many recreational companies have franchise dealer networks, longer product development cycles and captive finance companies. In addition, the RV industry differs from many other recreational industries in the context of end markets and the value proposition of the products. Some recreation industries have greater exposure to the agricultural and oil markets as their products are used directly in those markets. From a value proposition, many RVs are more affordably priced than other recreational products and can be used by the whole family, whereas other recreational products like small watercraft, motorcycles and ATVs may be used by only one or two family members at a time.

Q	What is the impact of rising interest rates on demand for your products?

A	Traditionally, we have experienced little adverse effect from gradual increases in interest rates, particularly given that many consumers take advantage of the tax deductibility of interest on an RV purchased as a second home.

Current Market Conditions:

Q	Are you seeing any signs of slowing in the market?

A	The answer continues to be no. All meaningful indicators suggest continued strength, including:

▪	New consumers continue to adopt the RV lifestyle.
▪	We have seen continued strong growth in retail sales.
▪	We have a positive macro environment with a growing economy, low interest rates, relatively stable fuel prices, favorable employment trends and high consumer confidence.
▪	The channel is healthy with a strong dealer network, fresh inventory on dealer lots and prudent lending discipline among wholesale and retail lenders.
▪	We see future opportunities for sales growth with increasing diversity among our consumer base and an expanding array of uses for RVs driving incremental demand for our products.

Q	What is the current state of the Canadian RV market?

A	The strength of the U.S. dollar over the Canadian dollar, as well as the Canadian economy in general, have negatively impacted the Canadian RV market the past few years. In calendar 2017, however, we have begun to see some improvement in Canadian RV sales.

Q	What is the state of the labor market where you operate – both in terms of the availability of employees to staff current and new or planned operating facilities as well as wage inflation?

A	The labor market continues to be tight in Northern Indiana, with the most acute labor tightness within the City of Elkhart. We have implemented multiple initiatives to help alleviate the labor force pressures. We will remain competitive when it comes to offering the right combination of wages and benefits to attract and retain the best workers, while at the same time managing our capacity growth with a focus on areas that offer larger pools of available, quality workers. As a result, many of our expansions have occurred, or are planned for areas outside of Elkhart, such as Howe, Middlebury, and Goshen, Indiana, where the availability of labor is better.

Q	Can you describe the current competitive environment?

A	The RV industry is always competitive, as our subsidiaries and our outside competitors continue to drive the industry forward with new and better products for dealers and consumers. Given the industry-wide capacity limitations on certain products, most notably towable RVs, we have seen less traditional discounting pressure overall in the market than we did several years ago.

Q	Given the strong demand and capacity constraints in the industry, are you able to raise pricing?

A	We are mindful of the dynamics involved in balancing supply and demand and the impact on pricing. Given that we are competing for consumer discretionary dollars, it is important to be mindful of the value proposition we present to consumers. Often we are competing not only against other RV manufacturers but also against other consumer discretionary purchases, such as cruises or other traditional vacations, and against other recreational products like boats, motorcycles, or vacation homes and timeshares. As a result of these broader competitive factors, we face natural limitations on pricing.

Q	What is the nature of the current dealer and consumer credit environment?

A	Both are healthy. The wholesale lending environment remains healthy, with normal credit line availability and utilization as well as continued discipline among lenders concerning credit lines and curtailments. Retail lending standards are also healthy and credit is broadly available to credit-worthy consumers with reasonable down payments and normal length of term options available.

Q	Have you experienced recent increases in commodity or raw material prices?

A	During fiscal 2017 we did not experience any unanticipated, significant or wide-spread price increases on commodities or raw materials. We continuously work closely with our supply partners to minimize any potential price increases, and when material price increases are necessary, we have historically been given sufficient forewarning and have been able to consider those increases when determining the pricing for our units.

Q	With the concentration of RV production in Northern Indiana and the continued tightness in the labor market there, have you considered establishing production in other parts of the country where labor might be more available?

A	Yes. We evaluate various opportunities when considering capacity expansions and as a direct result have recently expanded in Idaho. While the majority of our expansion projects have occurred in Northern Indiana, as locations here provide the best access to our extensive base of suppliers and an experienced workforce, a number of our Northern Indiana expansions have been outside of the City of Elkhart where labor is the tightest.

Current Hot Topics:

Q	Do you anticipate a surge in RV orders from FEMA to assist in relief efforts as a result of the recent hurricanes?

A	FEMA has announced that its preferred approach is to provide hotel or apartment accommodations for families in need. We are also aware that FEMA has issued a request for information seeking to place significant block-sized orders through dealers with existing, available inventory. Due to the recent nature of the hurricanes, we believe it is too early to determine FEMA’s final plan for providing temporary shelter for displaced families and how their plan may impact the RV industry. However, it is important to note that Thor does not sell units directly to FEMA or any other governmental agency for relief efforts. Our sales model is to sell units through our dealer network as our dealers perform a vital function in preparing the units and educating buyers on the proper care and use of the units they purchase.

Q	Do you expect an increase in sales to dealers as result of the hurricanes?

A	Our backlogs before the hurricanes hit were at record levels and production was running close to full capacity. The current conditions are vastly different from hurricane Katrina a number of years ago when there was significant excess production capacity available. As a result, we expect a more modest incremental impact to orders and sales as a direct result of the recent hurricanes than we experienced with Hurricane Katrina.

Q	How was attendance at the dealer show in Elkhart last week and what was the outlook for 2018 from the dealer’s perspective?

A	Attendance was great. Our Open House continues to grow each year and has become the premier event of the year for us to showcase our new products, floorplans and innovations to our dealers and prospective dealers in advance of the spring selling season. Dealers remain very optimistic in their outlook for the remainder of calendar 2017 and into 2018.

Q	Thor has announced a number of expansion projects over the last year. Can you provide a summary of the various expansions including when these facilities came on line or are expected to come on line?

A	Yes. As we have been discussing over the past year, capacity expansion has been and continues to be a key strategic focus of management. A summary of some of the larger expansions completed in fiscal 2017 or currently in progress is provided below:

Thor Motor Coach – Class A and Class C

Thor Motor Coach (TMC) expanded in Wakarusa, IN with the purchase of an existing building for Class C production and a new lamination operation with six lamination lines to support motorhome production at multiple facilities. The Class C production line began operations in late July 2017 and the lamination facility is beginning operations at the end of September 2017.   TMC is also currently in the process of completing an addition to its Class C campus in Bristol, IN to support its popular Quantum motorhome line.  This line is expected to be up and running later in the first quarter of fiscal 2018.  TMC also made a major addition to one of its Class A plants in Elkhart which has provided for a second production line for some of TMC’s highest volume, in-demand gas Class A motorhome models. This additional line began production in late July 2017.

Jayco – Travel Trailers and Fifth Wheels

During fiscal 2017, Jayco added two new manufacturing plants on its Middlebury, IN campus producing the Eagle brand travel trailers and fifth-wheels which became operational in early calendar 2017 and August 2017, respectively.  These facilities freed up space in existing production facilities allowing additional Jay Flight and lightweight travel trailer production.  In addition, Jayco added dedicated mill room and lamination facilities for Jayco’s motorized products which came on line in October 2016 and March 2017, respectively, and are aligned with Jayco’s focus on increasing efficiencies and providing increased capacity.

Due to unprecedented growth in the Jayco towable division, Jayco recently announced another expansion on its Middlebury campus.  Ground breaking on a 237,000 square-foot mega-facility has recently taken place.  The much anticipated expansion will house two new production lines for the Jay Flight brand – North America's #1 selling travel trailer. The expansion will also maximize efficiencies, increasing production capacity for several other Jayco brands. The facility is expected to begin production in the summer of 2018.

Heartland – Travel Trailers and Fifth Wheels

During fiscal 2017, Heartland expanded its Elkhart, IN operations with three new facilities. The first facility, which began operations in November 2016, is a 78,000-square-foot plant for production of the Road Warrior and Edge toy haulers. The second facility, which opened in April 2017, is a 77,000-square-foot plant that is being used to produce smaller travel trailers under the Terry, Prowler and Trail Runner brands. The third facility is a dedicated pre-delivery inspection (PDI) building for 100% of Heartland’s Elkhart based production. In addition, Heartland expanded its Idaho campus operations by adding a second production line to its existing facility where Cruiser RV’s Shadow Cruiser line and Heartland’s Sundance line of travel trailers began production in February 2017.

Additional facilities currently being added in Indiana include a 139,000-square-foot towable production facility in Middlebury that will begin operations in October 2017, as well as two buildings under construction in Howe. The first of these new buildings in Howe is expected to be completed in December 2017 and will be used to produce Cruiser RV’s MPG and Radiance laminated travel trailers. The second building in Howe is expected to be completed in early calendar 2018 and will be used to produce Cruiser RV’s Shadow Cruiser and Fun Finder laminated travel trailers.

Keystone – Travel Trailers and Fifth Wheels

During fiscal 2017, Keystone built two new 85,000-square-foot production facilities on the south end of its Goshen, Indiana campus. These new facilities began production in June and July, 2017, respectively, and are home to additional travel trailer production lines. Keystone has also made a number of internal strategic moves beyond the expansion projects involving the movement of different brands within existing plants to accommodate increased travel trailer production.

We expect to announce a number of additional plant expansion projects across all the Thor subsidiaries throughout fiscal 2018 in response to the continued demand for our products.

Outlook:

Q	What is your outlook for fiscal year 2018?

A	All market indicators, as well as our own indicators and metrics, suggest a strong year ahead. Industry growth dynamics are expected to continue as consumers remain optimistic about future economic conditions and new consumers continue to enter the RV market. RVIA is currently forecasting shipments for towable and motorized units for the 2017 calendar year to be up 11.6% and 9.9%, respectively, over 2016 shipments.

We also expect many of the conditions that drove our outstanding performance in 2017 to continue in 2018, namely, continued margin improvement at Jayco and strong market-driven demand for our entry-level products. While 2017 set the bar high for future comparisons, we are confident that we are well positioned for continued growth.

Q	When looking to add capacity, what metrics do you look at to determine if it is a wise investment?

A	We review a number of return metrics, with a focus on achieving a rapid payback on the investment which enhances return on invested capital. RV production facilities are typically smaller, between 70,000 and 90,000 square feet, with an average cost in the range of $4 million to $7 million, which can be completed within 6-9 months. In addition, we typically build plants with a degree of flexibility so we can shift production to a variety of products depending on demand fundamentals. This speed and flexibility further enhances the investment profile of new production facilities.

Q	Thor’s expected increase in capital expenditures for 2018 is far higher than the investment made in 2017. Why the continued significant investment?

A	Our current capacity is limiting our ability to expand our market share in a number of key product categories. Dealers want our products. Consumers want our products. To satisfy those demands in a timely manner, additional capacity is needed.

Q	With all your current capacity additions, do you expect the startup of production to have an adverse impact on margins?

A	Generally, the startup of new or expanded towable facilities happens more quickly than the startup of motorized facilities, with lower initial costs. The startup of new facilities can temporarily increase costs as a result of training and assimilating an expanded workforce, and has on occasion in the past, in combination with introducing new product offerings and expanding product lines, led to a short-term increase in warranty costs. Over the past year, however, we have expanded a number of plants, started up a number of new plants and introduced a number of new products, and the impact on our margins was temporary and modest. With future expansion, we would expect a similar temporary impact.

Q	Given this is the longest expansion in the RV industry in history, what gives you confidence that it will continue?

A	Unlike many of the expansions we have experienced over the past two decades, the current expansion has been driven largely by new consumers entering the RV lifestyle. We view such an expansion to be more sustainable over the long term. We see a number of other positive factors among consumers that will likely spur continued growth, including improving personal income, higher home values, increasing stock prices driving higher personal wealth, continued strength in light truck and sport utility vehicle sales, and the future potential for tax reform that may provide a boost to consumers. In addition, the demographics are as favorable as they have ever been for our industry, and all indicators are that they will remain so for the foreseeable future.

Q	What are your strategic plans for fiscal 2018 and beyond? Are you planning for future acquisitions? Given that there are fewer RV manufacturers as potential targets, are you targeting other adjacent industries?

A	Our strategic plans for fiscal 2018 continue to focus first and foremost on the support of our existing operations. For fiscal 2018 we are anticipating investing $175 million for capital projects on top of the $115 million invested for capital projects in fiscal 2017. These investments will further expand our production capacity to enable us to meet our dealers’ demands and expectations.

We will also continue to evaluate acquisitions as we have in the past, particularly in light of the quick pay-down of long-term debt related to Jayco. We remain an opportunistic acquirer focused on strong brands and accretive transactions, and as potential acquisitions arise, we evaluate them based on their strategic fit within Thor.

Q	Do you expect to continue increasing Thor’s quarterly dividend in light of current performance?

A	Yes. We are committed to returning value to our shareholders through a dividend while maintaining the financial flexibility for expansions, continued product innovations, and opportunistic acquisitions. Thor has returned over $1 billion to shareholders since its founding. Historically, we have generated very strong cash flows which has provided us the ability to raise quarterly dividends for 7 consecutive years, a streak we expect to extend.